Exhibit 99.1

Cortland Bancorp 2019 Earnings Mirror Solid Performance of 2018

Bank increases loans, deposits and net interest income despite competitive environment

Board increases quarterly cash dividend by 17% and authorizes a supplemental dividend

CORTLAND, Ohio – January 22, 2020 — Cortland Bancorp (NASDAQ: CLDB) announced its 2019 full year financial results highlighted by a second consecutive year in which net income surpassed $7 million producing returns on equity over 10% per year.

For 2019, the Company recorded net profits of $7.28 million, or $1.68 per share, versus $8.84 million or $2.03 per share for 2018. Excluding nonrecurring gains on life insurance proceeds, the normalized results for 2019 and 2018 were $7.23 million or $1.67 per share, and $7.32 million or $1.68 per share, respectively.

The Company’s net interest margin for the year ended December 31, 2019 expanded to 3.79% from 3.76% in 2018, resulting in an improvement in net interest income which increased from $23.4 million to $24.1 million reflecting a 3% increase.

Total average loans increased 4% on an annual basis, growing to $489 million, while average deposits also increased by 4%, totaling $584 million at year end.

James M. Gasior, President and CEO commented, “As we continue to expand and introduce our brand into new markets in Northeast Ohio, we are generating new opportunities to deploy deposits and other funding sources to grow our loan portfolio. With an attractive deposit base and loan-to-deposit ratio of 83.9%, our balance sheet is strategically positioned for growth even in a low-interest environment.”

The return on average assets ratio was 1.04% for the Company for the year 2019, while the return on average equity ratio was 10.32%.

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.43% and tangible equity to tangible assets of 10.08%.

As a result of the Company’s strong financial performance and the Board’s desire to continue increasing shareholder value, the Board increased the quarterly dividend by $.02 to $0.14 per share, a 17% improvement. In addition, the Board declared a supplemental dividend of $.05 per share payable concurrently.

Fourth Quarter 2019 Highlights (at or for the period ended December 31, 2019)

Net income of $1.90 million, or $.44 per share for the fourth quarter of 2019 was just slightly below the $2.02 million or $.47 per share reported for the fourth quarter of 2018 despite higher than normal loan payoffs in the fourth quarter.

The Company’s net interest margin for the fourth quarter ended December 31, 2019 was 3.74% versus 3.95% for the same period last year reflecting three rate cuts enacted by the Federal Open Market Committee in 2019.

The return on average asset ratio for the Company was 1.07% for the quarter versus 1.19% for the same quarter in 2018. Likewise, the return on average equity ratio for the Company was 10.23% for the quarter versus 13.02% for the same quarter in 2018. Ratios in 2018 are unadjusted for the $1.55 million life insurance gain.

Cortland Bancorp Reports Earnings

January 22, 2020

The efficiency ratio for the Company was 65.50% for the quarter versus 63.66% for 2018.

Whereas non-interest expense of $4.9 million for the quarter reflects an increase of approximately 6% from the $4.6 million reported in the same quarter of 2018, non-interest expense of $19.8 million for the full year represent an 9.2% increase over the $18.1 million reported for twelve months of 2018. The increase in expenses is a result of the NASDAQ listing, increased equity awards and new branch initiatives.

A quarterly cash dividend of $0.14 per share will be payable on March 2, 2020 to shareholders of record on February 10, 2020, a 17% increase over the previous $0.12 per share. In addition, a special cash dividend of $0.05 per share will be payable concurrently, reflecting the consistent earnings performance.

The effective tax rate was 15.7% compared to 13.8% for the twelve months of 2019 and 2018, respectively. The tax-free life insurance gain in 2018 significantly reduced the effective rate. Further reductions in the 21% statutory rate are realized by the Company as a result of tax-free investment income.

Balance Sheet and Asset Quality

Total assets were $737 million at December 31, 2019, compared to $715 million at December 31, 2018.

“We continue to drive revenue through consistent loan production,” commented Gasior.

Average total loans for the quarter grew 3% to $497 million from $485 million a year ago, while average total deposits for the quarter grew 5% to $595 million from $565 million a year ago.

Nonperforming assets were 1.16% of total assets versus 1.42% a year ago. In addition to the improvement in the core net interest income component, non-interest income was aided by improved mortgage banking results. A 50% increase in mortgage originations this year versus last year hiked the resulting gains by 60%. The gains of $1.6 million for the year are the highest since moving from the wholesale arena into retail.

As competition for loans has led to less than stringent credit terms and thin pricing across our Northeast Ohio marketplace, Cortland has remained disciplined on underwriting and pricing. Despite a willingness to pass on transactions which do not align with our credit and pricing standards, along with an increase in loan prepayments and payoffs, average total loans increased 4% year over year, keeping the loan to deposit ratio near 84%.

“Maintaining this ratio below 90% has been instrumental in our controlling deposit costs and liquidity, thereby avoiding the pronounced margin compression commonplace in the industry,” Gasior added.

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 58%, of which 14% are owner-occupied by businesses. Commercial loans accounted for 19% while residential 1-4 loans accounted for 17%.

“Our loan production remains solid, benefiting from our strategic expansion into targeted, high-growth markets,” added Gasior.

Total average deposits grew by $24 million, or 4%, to $584 million during 2019, from $560 million during 2018. Noninterest-bearing deposits accounted for 22% of total deposits, while certificates of deposits were 23% of the deposit mix.

“The Kasasa free checking account program continues to be successful with more than 5,300 accounts now opened. Online account opening was launched, allowing customers to open a Rewards Kasasa account on their computers or mobile devices,” commented Gasior.

Nonperforming loans were $8.5 million, compared to $10.1 million a year earlier and $9.1 million at September 30, 2019. A provision for loan losses of $715,000 was recorded in 2019 versus $725,000 last year.

Cortland Bancorp Reports Earnings

January 22, 2020

Performing restructured loans, that are included in nonperforming loans at the end of the quarter, were $6.2 million, compared to $7.9 million a year ago and $6.3 million on a linked quarter basis.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the year ended December 31, 2019, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.98%	9.85%	5.00%
Tier 1 risk-based capital ratio	13.63%	12.25%	8.00%
Total risk-based capital ratio	14.43%	14.10%	10.00%

CERTAIN NON-GAAP MEASURES

Certain financial information has been determined by methods other than GAAP. Specifically, certain financial measures are based on core earnings rather than net income. Core earnings exclude income, expense, gains and losses that either are not reflective of ongoing operations or that are not expected to reoccur with any regularity or reoccur with a high degree of uncertainty and volatility. Such information may be useful to both investors and management and can aid them in understanding the Company’s current performance trends and financial condition. Core earnings are a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of core earnings is referenced as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

The following is a reconciliation between core earnings and earnings under GAAP:

	Years Ended December 31,
	2019	2018
GAAP earnings	$7,282	$8,835
Gains recognized on Bank Owned Life Insurance policy (tax free)	(51)	(1,548)
Recognition (reversal) of deferred tax valuation allowance	—	28

Core earnings	$7,231	$7,315

GAAP earnings per share	$1.68	$2.03
Gains recognized on Bank Owned Life Insurance policy (tax free)	(0.01)	(0.36)
Recognition (reversal) of deferred tax valuation allowance	—	0.01

Core earnings per share	$1.67	$1.68

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 14 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

January 22, 2020

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Twelve Months Ended
	Dec. 31, 2019	Dec. 31, 2018	Var %	Sept. 30, 2019	Var %	Dec. 31, 2019	Dec. 31, 2018	Var %
SUMMARY OF OPERATIONS
Interest income	$7,428	$7,489	(1)%	$7,224	3%	$29,643	$27,749	7%
Interest expense	(1,387)	(1,236)	12	(1,402)	(1)	(5,554)	(4,383)	27

Net interest income	6,041	6,253	(3)	5,822	4	24,089	23,366	3
Provision for loan losses	(180)	(75)	140	(180)	—	(715)	(725)	(1)

NII after loss provision	5,861	6,178	(5)	5,642	4	23,374	22,641	3
Investment security losses	—	—	—	—	—	(44)	(21)	110
Non-interest income	1,339	955	40	1,427	(6)	5,066	5,713	(11)
Non-interest expense	(4,903)	(4,643)	6	(4,761)	3	(19,755)	(18,083)	9

Income before tax	2,297	2,490	(8)	2,308	—	8,641	10,250	(16)
Federal income tax expense	393	466	(16)	363	8	1,359	1,415	(4)

Net income	$1,904	$2,024	(6)%	$1,945	(2)%	$7,282	$8,835	(18)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,324	4,350	—%	4,379	—%	4,324	4,350	(1)%
Earnings per share, basic and diluted	$0.44	$0.47	(8)	$0.45	(2)	$1.68	$2.03	(17)
Dividends per share	0.12	0.11	9	0.11	9	0.50	0.49	2
Market value	21.81	20.50	6	21.90	—	21.81	20.50	6
Book value	17.19	14.92	15	16.93	2	17.19	14.92	15
Market value to book value	126.88%	137.40%	(8)	129.36%	(2)	126.88%	137.40%	(8)

BALANCE SHEET DATA
Assets	$737,162	$714,666	3%	$700,621	5%	$737,162	$714,666	3%
Investment securities	138,966	139,504	—	139,291	—	138,966	139,504	—
Total loans	518,716	514,392	1	488,435	6	518,716	514,392	1
Total deposits	618,381	604,419	2	587,128	5	618,381	604,419	2
Borrowings	31,077	35,361	(12)	25,462	22	31,077	35,361	(12)
Shareholder’s equity	74,338	64,918	15	74,153	—	74,338	64,918	15

AVERAGE BALANCE SHEET DATA
Average assets	$712,629	$680,501	5%	$694,421	3%	$697,251	$672,506	4%
Average total loans	497,387	484,856	3	483,590	3	489,192	471,600	4
Average total deposits	594,794	564,605	5	580,971	2	584,138	559,921	4
Average shareholders’ equity	74,483	62,190	20	72,667	2	70,587	61,520	15

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(356)	$(29)	1,128%	$(24)	1,383%	$(448)	$(1,105)	(59)%
Net (charge-offs) recoveries to average loans	(0.29)%	(0.02)%	1,350	(0.02)%	1,350	(0.09)%	(0.23)%	(61)
Non-performing loans as a % of loans	1.65	1.97	(16)	1.87	(12)	1.65	1.97	(16)
Non-performing assets as a % of assets	1.16	1.42	(18)	1.30	(11)	1.16	1.42	(18)
Allowance for loan losses as a % of total loans	0.86	0.82	5	0.95	(9)	0.86	0.82	5
Allowance for loan losses as a % of non-performing loans	52.25	41.40	26	50.90	3	52.25	41.40	26

FINANCIAL RATIOS/STATISTICS
Net interest margin	3.74%	3.95%	(5)%	3.70%	1%	3.79%	3.76%	1%
Return on average equity - Company	10.23	13.02	(21)	10.71	(4)	10.32	14.36	(28)
- Bank	11.65	14.41	(19)	12,17	(4)	12.32	15.97	(23)
Return on average assets - Company	1.07	1.19	(10)	1.12	(5)	1.04	1.31	(20)
- Bank	1.16	1.24	(6)	1.22	(4)	1.19	1.38	(14)
Efficiency ratio - Company	65.50	63.66	3	64.74	1	67.01	64.82	3
- Bank	62.54	62.10	1	61.83	1	62.42	62.83	(1)

CAPITAL RATIOS
Tier 1 leverage ratio - Company	10.98%	10.72%	2%	11.23%	(2)%	10.98%	10.72%	2%
- Bank	9.85	9.51	4	10.07	(2)	9.85	9.51	4
Common equity tier 1 ratio - Company	12.76	12.01	6	12.69	1	12.76	12.01	6
- Bank	12.25	11.44	7	12.16	1	12.25	11.44	7
Tier 1 risk-based capital ratio - Company	13.63	12.88	6	13.56	1	13.63	12.88	6
- Bank	12.25	11.44	7	12.16	1	12.25	11.44	7
Total risk-based capital ratio - Company	14.43	13.63	6	14.38	—	14.43	13.63	6
- Bank	14.10	13.25	6	14.04	—	14.10	13.25	6